Exhibit 10.84

Certain information identified by “[***]” has been excluded from this exhibit pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and is the type that the registrant treats as private or confidential.

EXPLANATORY NOTE: The following form of Management Agreement is utilized for solar energy investments managed by 1867 Capital-1, LLC, a wholly owned subsidiary of Nelnet, Inc. The following parties with other relationships with Nelnet, Inc. have participated in various of such investments: Ameritas Life Insurance Company, Assurity Life Insurance Company, Farm and Home Insurance, Inc., Farmers & Merchants Investment Inc., Infovisa, Inc., North Central Bancorp, Inc., and Union Bank and Trust Company. Third parties unrelated to Nelnet, Inc. have also participated in various of such investments. Specific provisions and terms for particular investments may vary.

MANAGEMENT AGREEMENT
This MANAGEMENT AGREEMENT (the “Agreement”), dated as of __________________, is hereby entered into by and between __________________, a Nebraska limited liability company (the “Company”), and 1867 Capital-1, LLC, a Nebraska limited liability company (the “Manager”). Capitalized terms shall, when used herein, have the same meaning as provided in the Operating Agreement (defined below).
RECITALS
WHEREAS, Company desires to retain Manager to provide asset management services to Company, and also to provide to Company the benefit of the experience of the employees of Manager in connection with tax equity investment in and administrative oversight of such tax equity investment in certain solar power generation and/or energy storage projects (each a “Project” and collectively, the “Projects”), as well as other services as described in this Agreement;
WHEREAS, Manager is willing to provide such management services to Company upon the terms set forth in this Agreement and in consideration of the distributions from Company in accordance with the Company’s Operating Agreement, dated __________________ (the “Operating Agreement”); and
NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration, the parties, intending to be legally bound, hereby agree to the following terms and conditions:
AGREEMENT
1. Authority and Duties of the Manager.
(a) Appointment. The Company hereby engages the Manager, and the Manager hereby agrees, upon the terms and subject to the conditions set forth herein, to provide, or cause any of its Affiliates to provide, certain services to the Company, as described in Section 1(c) hereof. For purposes of this

Agreement, an “Affiliate” of any specified person is a person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.
(b) Authority of Manager. Subject to the limitations contained elsewhere in this Agreement and in the Operating Agreement, Manager may execute, deliver, and perform all contracts, agreements, and other undertakings and engage in all activities and transactions as may, in the reasonable discretion of Manager, be necessary or advisable to carry out the objectives of this Agreement and the Operating Agreement.
(c) Services. During the Term, Manager shall, subject to the limitations set forth in the Operating Agreement, provide or cause to be provided to Company the following services (the “Services”):
(i)    all management services necessary for the day-to-day operation of Company;
(ii)    oversight and management of all aspects of the Company’s business;
(iii)    due diligence and related services with respect to the Project(s);
(iv)    recommendations to Company as to the selection of any proposed contractors or other counterparties in relation to any proposed Project, and negotiations with such proposed contractors or counterparties on behalf of Company or any Holding Company, as applicable;
(v)    recommendations to Company regarding the continuing holding or disposition of any Company, Holding Company, or Project assets and in connection thereto, maintenance of market knowledge as may be necessary to provide such recommendations;
(vi)    supervision of all ongoing maintenance and improvement activities for the Projects and the assets of Company or any Holding Company, and direction to any contractors or subcontractors performing services under any Project, as necessary;
(vii)    recommendations to Company on acquisitions or dispositions of assets for Company or any Holding Company;
(viii)    review of Project-related reports submitted by contractors;
(ix)    arrangement of periodic third-party appraisals of Company or any Project assets as may be required from time to time;
(ix)    preparation at the end of each fiscal quarter (March, June, September and December) and delivery to Company within forty (40) calendar days of the end of each fiscal quarter, an asset management report setting forth:
(A)    Company and each Holding Company’s and Project’s financial performance; and
(B)    the relevant market conditions affecting Company, each Holding Company, and the Projects.

(x)    compilation of all necessary information for Company, in such manner and relating to such business and financial matters as may be reasonably requested from time to time by Company;
(xi)    any other services reasonably related to the above and deemed by the Manager to be beneficial to the success of the Projects, Holding Company, and the Company.
Any advice or materials provided by Manager to Company shall be subject to Section 6.13 (Duty of Confidentiality) of the Operating Agreement (the terms of which are incorporated herein by reference, mutatis mutandis).
(d) Representations, Warranties, and Covenants of Manager. Manager hereby represents and warrants that the following statements are true and correct as of the Effective Date, and covenants to the Company and the Members thereof that the statements in this Section 1(d) shall be true and correct at all times that such Manager is a Manager:
(i)the Manager is duly organized, validly existing, and in good standing under the law of the jurisdiction of its organization; the Manager is duly qualified and in good standing in the jurisdiction of its principal place of business; and the Manager has full power and authority to execute and deliver this Agreement and the Operating Agreement and to perform its obligations hereunder and thereunder, and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries, or other applicable Persons necessary for the due authorization, execution, delivery, and performance of this Agreement and the Operating Agreement by the Manager have been duly taken;
(ii)the Manager has duly executed and delivered this Agreement and the Operating Agreement and they constitute the legal, valid, and binding obligation of that Manager enforceable against it in accordance with their respective terms (except as may be limited by bankruptcy, insolvency, or similar laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity);
(iii)the Manager’s authorization, execution, delivery, and performance of this Agreement and the Operating Agreement do not and will not (i) conflict with, or result in a breach, default, or violation of, (A) the organizational documents of such Manager, (B) any contract or agreement to which the Manager is a party or is otherwise subject, or (C) any law, order, judgment, decree, writ, injunction, or arbitral award to which the Manager is subject; or (ii) require any consent, approval or authorization from, filing or registration with, or notice to, any governmental authority or other Person, unless such requirement has already been satisfied;
(iv)the Manager (or if the Manager is a disregarded entity, the person treated as owning the Manager’s assets for federal income tax purposes) is not a Disqualified

Person (as defined in the Operating Agreement), the Manager is a “United States person” within the meaning of Section 7701(a)(30) of the Code (or is an entity that is disregarded as separate from such a person for federal income tax purposes), and the Manager is not subject to withholding under Section 1446 of the Code; and
(v)the Manager is a wholly owned direct or indirect subsidiary of Nelnet.
2. Personnel. Manager shall provide and make available as necessary all professional, supervisory, managerial, administrative, and other personnel as are necessary to perform the Services. All personnel, who may be employees or independent contractors of Manager or its Affiliates or third-party firms, shall be properly qualified and shall have appropriate experience in respect of the duties to which they are assigned.
3. Fees. Manager shall be entitled to fees in accordance with the Fee Schedule annexed hereto and the Operating Agreement. Manager shall maintain detailed records of payments with appropriate cash and disbursement controls and make available such records to the Company upon request. Under no circumstances shall Manager be obligated to incur any expenses of the Company with Manager’s own funds in order to discharge its duties and responsibilities hereunder.
4. Permissible Activities; Non-Exclusive Agreement. Nothing herein shall in any way preclude the Manager or its Affiliates or any related parties from engaging in any business activities or from performing services for its or their own account or for the account of others, including, without limitation, for any persons or entities that may be in competition with the business conducted by the Company and any of its Affiliates. Nothing in this Agreement shall be deemed to limit or restrict Manager’s right, or the right of any of its officers, members, or employees, to engage in any other business or to devote time and attention to the management or other aspects of any business, whether of a similar or dissimilar nature, or to render management services to any other entity.
5. Access to Information. Manager shall furnish to the Company such information concerning activities undertaken for the Company pursuant to this Agreement as may reasonably be required in order for the Company to comply with its obligations under the Operating Agreement. Manager shall provide any materials that Company may reasonably request in connection with Manager’s provision of Services pursuant to this Agreement.
6. Limited Liability of Manager; Limitation on Damages. The Company agrees that neither Manager nor its Affiliates (including, without limitation, any members, managers, limited partners, general partners, directors, officers, employees, representatives, advisors, and agents of Manager or its Affiliates) (each such person or entity being a “Covered Person”) shall be liable to the Company or its Members (as defined in the Operating Agreement) for any liabilities, obligations, losses, costs, damages, expenses, claims, judgments, and reasonable attorney’s fees and expenses (collectively, “Losses”) occasioned by any act or omission of any Covered Person in connection with the performance of such Covered Person’s services hereunder; provided, however, that Manager shall be liable to the Company for acts or omissions by it which constitute fraud, gross negligence, willful misconduct with respect to Manager’s obligations under this Agreement, as finally determined by a court having proper jurisdiction and after all appeals are resolved or exhausted. Under no circumstances will the liability of Manager and/or any Covered Person(s) exceed, in the aggregate, the fees actually paid to Manager hereunder. Any liability or recovery under this Agreement shall be limited to actual damages, and no special, consequential, indirect, or punitive damages shall be allowed.
For the avoidance of doubt, except as otherwise provided by law, Company specifically agrees that Manager shall not be liable for: (a) any loss that Company may suffer by reason of any investment decision or Project decision made or other action taken or omitted in good faith, or by reason of underperformance of a Project; (b) any act or failure to act by any developer, offtaker, or other person with whom Manager or Company may deal in connection with the subject matter of this Agreement; or (c) any loss or failure or delay in performance of any obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond Manager’s reasonable control, including, without limitation, acts of God, earthquakes, fires, floods, wars, terrorism, civil or military disturbances, sabotage, epidemics or pandemics, riots, interruptions, loss or malfunctions of utility, computer software or hardware, transportation or communication service, accidents, labor disputes, acts of civil or military authority, governmental actions, and inability to obtain labor, material, equipment, or transportation.
7. Indemnification.
(a) The Company shall indemnify and hold harmless each Covered Person from and against any Losses arising out of any claim asserted or threatened to be asserted in connection with any matter arising out of or in connection with this Agreement or the Company’s business or affairs; provided, however, that no Covered Person shall be entitled to any such indemnification with respect to any Losses that were caused by such Covered Person’s fraud, gross negligence, or willful misconduct with respect to any of Manager’s obligations under this Agreement. The Company shall advance to any Covered Person the reasonable costs and expenses of investigating and/or defending such claim subject to receiving a written undertaking from the Covered Person to repay such amounts if and to the extent of any subsequent determination by a court or other tribunal of competent jurisdiction that the Covered Person was not entitled to indemnification hereunder. Notwithstanding the foregoing, the Company shall not be liable hereunder for any settlement of any action or claim effected without its consent thereto, which consent will not be unreasonably withheld, conditioned, or delayed.
(b) The Manager’s rights to indemnification set forth in this Section 7 are in addition to and cumulative with (but shall be without duplication of) those rights to indemnification set forth in the Operating Agreement.
8. Term; Termination.
(a)    This Agreement has a term beginning on the date of this Agreement and expiring on the date on which the term of the Operating Agreement expires or terminates for any reason. This Agreement shall terminate automatically upon the withdrawal of the Manager as the manager of the Company in accordance with Section 6.4 of the Operating Agreement or upon the removal of the Manager as the manager of the Company in accordance with Section 6.17 of the Operating Agreement.
(b)    Company shall have the right to terminate this Agreement upon failure by the Manager to perform or observe a material obligation hereunder or in the event of persistent breaches of this Agreement, either of which are not cured within thirty (30) business days after receipt of a notice in writing from Company (the “Cure Period”) specifying the failure or nature of the breach. Notwithstanding the foregoing, if such breach is not reasonably susceptible of cure within the Cure

Period, the Cure Period shall be extended so long as Manager is diligently and in good faith pursuing such cure to its completion.
9. Affiliate Contracts and Transactions. The Members acknowledge and consent to the affiliation of ownership between Manager and certain Members of the Company and waive any objection as to conflict of interest or breach of fiduciary duty with respect thereto. Manager shall be authorized to cause the Company to enter into contracts, agreements, and other arrangements for the furnishing to the Company of any goods or services with Manager and with any Affiliate of Manager, provided any such contract, agreement, or other arrangement, including the fee arrangements thereunder, complies with applicable requirements under the Operating Agreement and is on arm’s length terms. The Manager shall have the authority to subcontract or delegate its duties and responsibilities hereunder to any one or more Affiliates of Manager, provided that all fees and other compensation payable to such Affiliate(s) are payable solely by Manager from amounts payable to Manager hereunder. Such subcontracting or delegation shall not relieve Manager of its responsibilities hereunder.
10. Amendment; Modification; Waiver. This Agreement may be amended, in whole or in part, only with the written consent of the Manager and the Company. The failure of either party to insist upon the strict performance of any covenant, agreement, provision, or condition of this Agreement shall not constitute a waiver thereof.
11. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, but the rights and obligations hereunder shall not, except as otherwise expressly provided herein, be assignable, transferable, or delegable without the written consent of the other party hereto and any attempted assignment, transfer, or delegation thereof without such consent shall be void. Notwithstanding the foregoing, Manager may, without the prior written consent of Company, assign all or any portion of its rights and obligations under this Agreement to an Affiliate. No assignment shall relieve the assigning party of any of its obligations hereunder.
12. Independent Contractor. The Parties agree that Manager is an independent contractor to Company. No elements of an employee-employer, joint venture, franchise, or partnership relationship exist between the parties.
13. Miscellaneous.
(a)     This Agreement, and all claims or causes of action (whether in contract, tort, or statute) that may be based upon, arise out of or, or relate to this Agreement (including the negotiation, execution, or performance of this Agreement), shall be governed by and enforced in accordance with the internal laws of the State of Nebraska, including its statutes of limitations, without regard to principles of conflicts of laws that would apply the laws of another jurisdiction.
(b)     Each party hereto submits to the jurisdiction of any state or federal court sitting in Lincoln, Nebraska in any action arising out of or relating to this Agreement and agrees that all claims in respect of any such action may be heard and determined in any such court. Each party hereto agrees that a final judgment in any action so brought will be conclusive and may be enforced by action on the judgment or in any other manner provided at law or in equity. Each party hereto waives any defense of inconvenient forum to the maintenance of any action so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

(c)     No person or entity other than the Company and Manager is or shall be entitled to bring any action to enforce any provision of this Agreement. The provisions of this Agreement are solely for the benefit of and shall be enforceable only by the Company and Manager and their respective successors and assigns as permitted hereunder. Notwithstanding the foregoing, each Covered Person shall be an intended third-party beneficiary for the purposes of Sections 6 and 7 of this Agreement and shall have the right to enforce any of its rights thereunder.
(d)     If either party shall institute an action or proceeding against the other party relating to this Agreement, the unsuccessful party in such action or proceeding shall reimburse the successful party for its disbursements incurred in connection therewith and for its reasonable attorneys’ fees actually incurred.
(e)     This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof (except to the extent certain provisions of the Operating Agreement are referenced or incorporated herein or by their nature are not intended to be superseded by this Agreement). There are no further agreements or understandings, written or oral, in effect between the parties with respect to the subject matter hereof. Notwithstanding the foregoing, each Covered Person shall be an intended third-party beneficiary for the purposes of Sections 6 and 7 of this Agreement and shall have the right to enforce any of its rights thereunder.
(f)     If any provision of this Agreement or the application thereof to any person, entity, or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to any other person, entity, or circumstance shall not be affected thereby and shall be enforced to the greatest extent permitted by applicable law.
(g)     This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all of the parties, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party hereto shall become bound by this Agreement immediately upon affixing its signature hereto.
(h)    Sections 3, 6, 7, and 13 shall survive termination of this Agreement. Upon any termination of this Agreement, Manager shall have no further obligations hereunder, provided that: (a) any liability under this Agreement of one party to the other shall survive and remain in full force and effect, notwithstanding such termination, with respect to any claim or matter on which either of the parties has given the other written notice prior to such termination (except that Manager may render to Company a statement of fees due Manager through the date of termination after such date), until such liability has been finally settled; (b) Manager retains the right to complete any transactions open as of the termination date and to retain amounts in the account sufficient to effect such completion; and (c) Manager shall be entitled to its fees and expenses in accordance with Section 3, pro-rated to the date of termination.
(i)    In the event of any inconsistency between this Agreement and the Operating Agreement, the Operating Agreement shall, to the fullest extent permitted by law, govern.

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In witness whereof, the parties have executed this Management Agreement as of the day and year first above written.

COMPANY: __________________ By: _______________________________ Scott Gubbels, Vice President	MANAGER: 1867 Capital-1, LLC By: _________________________________ Scott Gubbels, Vice President

FEE SCHEDULE
1. Management Fee
Company shall pay to Manager a Management Fee equal to [***]% of the aggregate Capital Contributions of Members (net of Management Fee) pursuant to Section 6.2 of the Operating Agreement. The Management Fee shall be paid by Company as each Member’s capital is contributed to the Company. The Management Fee will be payable to Manager by wire transfer in same-day funds to the bank account designated by Manager.
2. Performance Fee
At the time of Company’s final liquidating distribution to Members, Manager shall be entitled to receive from such Member a one-time Performance Fee equal to an amount not to exceed [***]% of such Member’s aggregate Capital Contributions (net of Management Fee). The precise amount of a Member’s fee shall be based on the Company ROI, as defined in the Operating Agreement (“Company ROI”), at the time of liquidation. Manager shall be entitled to receive a Performance Fee of [***]% of Members’ aggregate Capital Contributions if, after payment of such Performance Fee, Company ROI is at least [***]%. If payment of such a Performance Fee would result in Company ROI dropping below [***]%, then the Performance Fee shall be proportionately reduced such that the Company ROI after payment of the Performance Fee is equal to at least [***]%. If Company ROI prior to payment of the Performance Fee is below [***]%, then Manager shall not be entitled to a Performance Fee. The Performance Fee shall be withheld from Company’s final distribution to the Members.